Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	David W. Vreeman
Vice President & CFO
303-297-2200
	Web Site:	www.credopetroleum.com

CREDO ANNOUNCES SUCCESSFUL DRILLING RESULTS

IN THE NORTHERN ANADARKO BASIN OF OKLAHOMA

DENVER, COLORADO, June 7, 2005 – CREDO Petroleum Corporation (NASDAQ:  CRED) today updated its drilling results in Oklahoma.

In Harper County, Oklahoma, the Easterwood #2-23 has been drilled on the Dunlap portion of the company’s 14,000 gross acre Sand Creek Prospect.  The 7,400-foot well encountered 11 feet of productive Morrow sand which did not require fracture stimulation prior to production.  Pipeline sales commenced in late May and the well is currently producing on a 17/64ths-inch choke at approximately 2.9 MMcfg (million cubic feet of gas) per day.  This well is approximately one half mile east of the company’s Easterwood #11-23 which is an excellent well having produced 850 MMcf in 22 months.  The new well has similar log and production characteristics, however, pressures appear to be virgin indicating a new Morrow channel system.  The company owns a 24% working interest in both wells.

Eighteen miles to the south in Ellis County, the Freeman #1-32 well is the third well drilled on the company’s 1,280 gross acre Gage Prospect.  The 9,125-foot well encountered 25 feet of Morrow sand which electric logs indicate is gas productive.  It is currently awaiting completion for production, including fracture stimulation and pipeline connection.  The well is located about one mile northeast of the company’s recent Skyler and Connor wells.  CREDO owns a 30% working interest in the Freeman and 50% in both the Skyler and Connor wells.

James T. Huffman, President, said, “We continue to be pleased with the results from our Northern Anadarko Basin drilling program.  Our Anadarko Shelf acreage inventory consists of approximately 40,000 gross acres located primarily in Harper, Ellis and Woodward Counties.  Over 50 wells have been drilled on the Sand Creek and Two Springs Prospects with a 70% success rate.  We expect significant additional drilling on the acreage.”

Huffman further stated, “As previously reported, the company recently committed to drilling projects in South Texas and along the Central Kansas Uplift which are driven by 3-D seismic.  In combination with our core drilling in the Anadarko Basin, these projects are expected to significantly expand both the volume and breadth of CREDO’s drilling.”

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CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Small-Cap Issues” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.